For Immediate Release

Contacts:  Courtney Guertin
Corporate Communications Manager
401-457-9501
courtney.guertin@linmedia.com
Richard Schmaeling, Chief Financial Officer
401-457-9510
richard.schmaeling@linmedia.com

LIN TV Corp. Announces Third Quarter 2012 Results
Achieves Record Third Quarter Revenue & EBITDA

PROVIDENCE, RI, November 8, 2012 – LIN TV Corp. (“LIN Media” or the “Company”; NYSE: TVL), a local multimedia company, today reported results for its third quarter ended September 30, 2012.

Summary of Results for the Third Quarter Ended September 30, 2012

•	Net revenues increased 36% to $133.1 million, compared to $97.8 million in the third quarter of 2011.

•	Net political revenues were $20.4 million, compared to $2.3 million in the third quarter of 2011.

•
Local revenues, which include net local advertising revenues, retransmission consent fees and TV station web site revenues, increased 17% to $73 million, compared to $62.3 million in the third quarter of 2011.

•	Net national revenues increased 11% to $26.1 million, compared to $23.5 million in the third quarter of 2011.

•	Interactive revenues, which include revenues from RMM and Nami Media1, increased 60% to $10.9 million, compared to $6.8 million in the third quarter of 2011.

•	Operating income increased 117% to $44.4 million, compared to $20.4 million in the third quarter of 2011.

•
Net income per diluted share was $0.36, which includes a charge for a special item of $0.05 per share, compared to $0.05 in the third quarter of 2011, which included a charge for a special item of $0.03 per share.

Commenting on third quarter 2012 results, the Company’s President and Chief Executive Officer Vincent L. Sadusky said: “LIN Media delivered another impressive quarter of financial results reflecting strong growth in all major revenue streams, which contributed to the highest third quarter revenue and EBITDA in our history as a public company. In addition to record political spending on our leading local news stations, local revenues increased 17% and interactive revenues were up 60% from the prior year. Looking forward, our long-term strategy and the increased demand for our innovative multimedia advertising solutions position us well for the remainder of 2012 and beyond.”

Operating Highlights

•	During the third quarter of 2012, 87% of the Company’s ABC, CBS, FOX and NBC stations were either the highest or second highest viewed television stations in their local markets.2

•	Core local and national time sales combined, which excludes political times sales, increased 6% in the third quarter of 2012, compared to the third quarter of 2011.

•
The automotive category, which represented 28% of local and national advertising sales in the third quarter of 2012, increased 23% compared to the third quarter of 2011, during which the automotive category represented 24%.

1 The Company acquired a 57.6% interest (a 50.1% interest calculated on a fully diluted basis) in Nami Media, Inc. in the fourth quarter of 2011.
2 Nielsen Media Research; Average of LIN Media’s July 2012 Nielsen Ratings based on key demographics: Monday-Friday, Early Morning, Early Evening, Evening and Late News.  All Nielsen data included in this release represents Nielsen’s estimates, and Nielsen has neither reviewed nor approved the data included in this release.

•
During the third quarter of 2012, 100% of the Company’s web sites, in comScores measured markets, ranked number one or number two in their local market for unique visitors and page views, and 80% ranked number one or number two for overall engagement, versus the Company’s measured local broadcast competitors.  In comparison to all local media competitors measured by comScore, 73% of the Company’s web sites, in its measured markets, ranked number one or number two in overall engagement.3

•
Mobile impressions, which include usage of the Company’s mobile web sites, smartphone and tablet applications, were approximately 212 million impressions during the third quarter of 2012, an increase of 77% compared to the third quarter of 2011.

•
During the third quarter of 2012, the Company delivered 38 million total video impressions, an increase of 22% compared to the third quarter of 2011, and its commitment to continuous news coverage resulted in 7.5 million minutes of live streaming video.

•	The Company opened its digital sales headquarters in New York City to advance its growth strategy and further build relationships with advertising agencies and brands.

Key Balance Sheet and Cash Flow Items

Total debt outstanding as of September 30, 2012, net of cash, was $548.1 million, compared to $595.5 million as of December 31, 2011.  Unrestricted cash and cash equivalent balances as of September 30, 2012 were $32.8 million, compared to $18.1 million as of December 31, 2011.

There were no amounts outstanding under the revolving credit facility as of September 30, 2012, compared to an outstanding revolving credit facility balance of $35 million as of December 31, 2011.  As of September 30, 2012, $75 million was available for borrowing under the revolving credit facility.  Consolidated net leverage, as defined in the credit agreement governing the senior secured credit facility, was 3.3x as of September 30, 2012, compared to 4.9x as of December 31, 2011.  Other components of cash flow in the third quarter of 2012 include cash capital expenditures of $5.6 million and cash payments for programming of $5.9 million.

Special Item

During the third quarter of 2012, the Company accrued $4.2 million, or $2.7 million after-tax, for its share (assuming the continuation of the current shortfall sharing agreement with GE) of additional probable and estimable debt service shortfalls at the joint venture with NBCUniversal Media, LLC.  The Company also funded a shortfall loan to the joint venture of $0.6 million during the third quarter of 2012.  The additional shortfall accrual arose after joint venture management provided the Company with a preliminary budget for 2013, which in comparison to the Company’s prior projections, reduced the outlook for retransmission consent fee revenues and increased the estimate for capital expenditures related to the construction of a new studio facility at KXAS-TV in Fort Worth, TX.  The Company’s remaining accrual for debt service shortfalls as of September 30, 2012 is $6 million.  Based on the joint venture’s preliminary budget for 2013, and certain long range forecast data provided by the joint venture, the Company believes that additional debt service shortfalls beyond those currently accrued are not probable.

Subsequent Event

On October 12, 2012, LIN Television Corporation (“LIN Television”), a wholly-owned subsidiary of the Company, completed its acquisition (the “Acquisition”) of television stations in eight markets from affiliates and subsidiaries of New Vision Television, LLC (“New Vision”) for $334.9 million, subject to post-closing adjustments, and the assumption of $14.3 million of finance lease obligations.  Pursuant to the terms of the purchase agreement, $33.5 million of the purchase price at closing was funded from amounts previously deposited into escrow.  The remaining purchase price of $301.4 million was funded from cash on hand and the net proceeds of LIN Television’s issuance and sale of $290 million in aggregate principal amount of its 6⅜% Senior Notes due 2021, which was completed on October 12, 2012.

3 comScore media metrics data; Average of July-September 2012. Overall engagement references comScore’s average minutes per visitor.  The basis for comparison is calculated against the Company’s and local media competitors’ self-defined classification from within the comScore dictionary.

Business Outlook

The Company has provided historical quarterly financial information for its continuing operations on its web site.  Interested parties should go to the Investor Relations section at www.linmedia.com.

The Company expects that net revenues for the fourth quarter of 2012 will increase in the range of 70% to 74% (or $77.5 million to $82.5 million), as compared to net revenues of $111.5 million in the fourth quarter of 2011.

The Company expects that its direct operating and selling, general and administrative expenses, which include variable selling related expenses, will increase in the range of 44% to 47% (or $27.1 million to $29.1 million) in the fourth quarter of 2012 as compared to reported expenses of $61.9 million in the fourth quarter of 2011.

The Company’s current outlook for revenues, expenses and cash flow items for the fourth quarter of 2012, excluding special items and including the results of operations of New Vision since October 12, 2012, are anticipated to be in the following ranges:

Fourth Quarter of 2012
Net broadcast advertising revenues	$174 to $177 million
Interactive revenues	$11 to $12 million
Network compensation/Barter/Other revenues	$4 to $5 million
Total net revenues	$189 to $194 million
Direct operating and selling, general and administrative expenses(a)	$89 to $91 million
Station non-cash stock-based compensation expense	$0.3 million
Amortization of program rights	$6.5 to $7.5 million
Cash payments for programming	$6.5 to $7.5 million
Corporate expense (a)	$8 to $9 million
Corporate non-cash stock-based compensation expense	$1.2 million
Depreciation and amortization of intangibles	$8.7 to $9.2 million
Cash capital expenditures	$5 to $7 million
Cash interest expense	$12.6 to $13.1 million
Principal amortization of term loans and finance lease obligations	$1 million
Cash taxes	$0.2 to $0.3 million
Effective tax rate	37% to 39%
(a) Includes non-cash stock-based compensation expense.

For the full year, the Company expects cash capital expenditures of $24 to $26 million, cash interest expense of $39.9 to $40.4 million, cash taxes of $0.8 to $0.9 million and an effective tax rate of 37% to 39%.

The Company advises that all of the information and factors set forth above are subject to risks, uncertainties and assumptions (see “Forward-Looking Statements” below), which could individually or collectively cause actual results to differ materially from those projected above.

Conference Call

The Company will hold a conference call to discuss its third quarter 2012 results today, November 8, 2012, at 9:00 AM Eastern Time.  To participate in the call, please dial 1-888-437-9445 for U.S. callers and 1-719-325-2429 for international callers.  The call-in pass code is 4168107. Callers who intend to participate in the call should dial-in 10 minutes before the start of the call to ensure access. The conference call will also be webcast simultaneously from the Company’s web site, www.linmedia.com, and can be accessed there through a link on the home page. For those unavailable to participate in the live teleconference, a replay can be accessed via the Investor Relations section of www.linmedia.com or by dialing 1-888-203-1112 and entering the same pass code as above.  The telephone replay will be available through November 21, 2012.

Access to Non-GAAP Financial Measures and Other Supplemental Financial Data

The Company reports and discusses its operating results using financial measures consistent with generally accepted accounting principles (“GAAP”) and believes this should be the primary basis for evaluating its performance.  The preceding discussion of our results includes a discussion of net income per diluted share, including a charge for a special item, and includes a section detailing this item.  Net income per diluted share, including a charge for a special item, is a non-GAAP financial measure and is not intended to replace net income per diluted share, a directly comparable GAAP financial measure. Special items are items that are significant, and unusual or infrequent and provide more comparable information about the Company’s operating performance. Additionally, non-GAAP financial measures such as Broadcast Cash Flow (“BCF”), Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Free Cash Flow (“FCF”) should not be viewed as alternatives or substitutes for GAAP reporting.  However, BCF, Adjusted EBITDA and FCF are common supplemental measures of performance used by investors, lenders, rating agencies and financial analysts.  As a result, these non-GAAP measures can provide certain additional insight about the market value of the Company and its stations; the Company’s ability to fund acquisitions, investments and working capital needs; the Company’s ability to service its debt; the Company’s performance versus other peer companies in its industry; and other operating performance trends for its business.  The Company makes available reconciliations of its operating income (loss), a GAAP reporting measure, to BCF, Adjusted EBITDA and FCF on the Company’s web site.  In addition, the Company provides additional information on its web site, at the same location, regarding historical revenue by source, pro forma income statement information and certain other components of cash flow. Interested parties should go to the Investor Relations section of www.linmedia.com.

Forward-Looking Statements

The information discussed in this press release, particularly in the section with the heading Business Outlook, includes forward-looking statements about the Company’s future operating results within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company based these forward-looking statements on its current assumptions, knowledge, estimates and projections about factors that could affect its future operations. Although the Company believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that those assumptions and expectations will prove to be correct.  Statements in this press release that are forward-looking include, but are not limited to, local, national and political advertising growth; changes in interactive, network compensation, barter and other revenues; changes in direct operating, selling, general and administrative, amortization of program rights and corporate expenses; and cash programming, cash capital expenditures, cash interest expense and principal amortization, cash tax payments and effective tax rates.  These forward-looking statements are subject to various risks, uncertainties and assumptions which may cause these expectations and assumptions not to occur or to differ materially from those outcomes projected in the forward-looking statements. Such risks and uncertainties include, but are not limited to, general economic uncertainty; restrictions on the Company’s operations as a result of the Company’s indebtedness; global or local events that could disrupt TV broadcasting; softening of the domestic advertising market; further consolidation of national and local advertisers, and the national sales representation market; potential liabilities related to the Company’s guarantee of the debt obligations of its joint venture with NBCUniversal; risks associated with acquisitions, including the Acquisition of the New Vision stations, and the integration of any acquired businesses; changes in TV viewing patterns, ratings and commercial viewing measurement; increases in news and syndicated programming costs, and capital expenditures; changes in television network affiliation agreements and retransmission consent agreements; changes in government regulation; competition; seasonality; effects of complying with accounting standards; potential influence of certain stockholders, including HM Capital Partners I, LP and its affiliates, and other risks discussed in the Company’s Annual Report on Form 10-K and other filings made with the Securities and Exchange Commission (which are available on the Investor Relations section of www.linmedia.com, or at www.sec.gov), which are incorporated in this release by reference. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required to by applicable law.

About LIN Media

LIN Media is a local multimedia company that operates or services 43 television stations and seven digital channels in 23 U.S. markets, and a diverse portfolio of web sites, apps and mobile products that make it more convenient to access its unique and relevant content on multiple screens.

LIN Media’s highly-rated television stations deliver important local news and community stories along with top-rated sports and entertainment programming to 10.5% of U.S. television homes.  The Company’s digital media operations focus on emerging media and interactive technologies that deliver performance-driven digital marketing solutions to some of the nation’s most respected agencies and brands.   LIN TV Corp. is traded on the NYSE under the symbol “TVL”.

###

– financial tables follow –

LIN TV Corp.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(in thousands, except per share data)

Net revenues	$133,076	$97,816	$357,292	$288,498

Operating expenses:
Direct operating	38,152	33,501	110,554	95,571
Selling, general and administrative	28,365	25,182	84,791	76,881
Amortization of program rights	5,612	5,517	16,212	16,192
Corporate	9,264	5,881	24,229	19,703
General operating expenses	81,393	70,081	235,786	208,347

Depreciation, amortization and other operating expenses:
Depreciation	6,824	6,530	20,234	19,153
Amortization of intangible assets	507	233	1,462	781
Restructuring	-	498	-	498
(Gain) loss from asset dispositions	(15)	51	(12)	409
Operating income	44,367	20,423	99,822	59,310

Other expense:
Interest expense, net	9,310	12,608	28,946	38,257
Share of loss in equity investments	4,156	3,071	4,309	4,238
Gain on derivative instruments	-	(565)	-	(1,768)
Loss on extinguishment of debt	-	-	2,099	192
Other expense, net	88	60	176	58
Total other expense, net	13,554	15,174	35,530	40,977

Income before provision for income taxes	30,813	5,249	64,292	18,333
Provision for income taxes	11,194	2,247	24,101	12,818
Income from continuing operations	19,619	3,002	40,191	5,515
Discontinued operations:
Income (loss) from discontinued operations, net of a provision for (benefit from) income taxes of $63 for the three months ended September 30, 2011, and $(541) and $146 for the nine months ended September 30, 2012 and 2011, respectively	-	109	(1,018)	253
Gain on the sale of discontinued operations, net of a provision for income taxes of $6,223 for the nine months ended September 30, 2012	-	-	11,389	-
Net income	19,619	3,111	50,562	5,768
Net (loss) income attributable to noncontrolling interests	(40)	153	(481)	153
Net income attributable to LIN TV Corp.	$19,659	$2,958	$51,043	$5,615

Basic income per common share attributable to LIN TV Corp.:
Income from continuing operations attributable to LIN TV Corp.	$0.37	$0.05	$0.74	$0.10
Loss from discontinued operations, net of tax	-	-	(0.02)	-
Gain on the sale of discontinued operations, net of tax	-	-	0.21	-
Net income attributable to LIN TV Corp.	$0.37	$0.05	$0.93	$0.10

Weighted-average number of common shares outstanding used in calculating basic income per common share	53,066	56,352	54,715	55,674

Diluted income per common share attributable to LIN TV Corp.:
Income from continuing operations attributable to LIN TV Corp.	$0.36	$0.05	$0.73	$0.10
Loss from discontinued operations, net of tax	-	-	(0.02)	-
Gain on the sale of discontinued operations, net of tax	-	-	0.20	-
Net income attributable to LIN TV Corp.	$0.36	$0.05	$0.91	$0.10

Weighted-average number of common shares outstanding used in calculating diluted income per common share	54,353	57,431	55,989	56,985

LIN TV Corp.
Consolidated Balance Sheets
(unaudited)

	September 30, 2012	December 31, 2011
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$32,806	$18,057
Restricted cash	-	255,159
Accounts receivable, less allowance for doubtful accounts (2012 - $2,879; 2011 - $2,310)	97,464	91,093
Deferred income tax assets	7,375	4,249
Assets held for sale	-	3,253
Other current assets	6,604	6,090
Total current assets	144,249	377,901
Property and equipment, net	143,553	145,429
Deferred financing costs	10,837	12,472
Goodwill	122,158	122,069
Broadcast licenses and other intangible assets, net	398,795	400,081
Assets held for sale	-	12,505
Other assets	44,826	11,487
Total assets	$864,418	$1,081,944

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS' DEFICIT
Current liabilities:
Current portion of long-term debt	$7,547	$253,856
Accounts payable	7,242	10,972
Accrued expenses	52,698	38,578
Program obligations	9,536	9,892
Liabilities held for sale	-	3,719
Total current liabilities	77,023	317,017
Long-term debt, excluding current portion	573,383	614,861
Deferred income tax liabilities	199,623	167,371
Program obligations	1,993	3,874
Liabilities held for sale	-	1,308
Other liabilities	47,374	58,642
Total liabilities	899,396	1,163,073

Redeemable noncontrolling interest	3,303	3,503

Stockholders' deficit:
Class A common stock, $0.01 par value, 100,000,000 shares authorized,
Issued: 34,784,270 and 34,650,169 shares as of September 30, 2012 and December 31, 2011, respectively
Outstanding: 29,836,611 and 33,012,351 shares as of September 30, 2012 and December 31, 2011, respectively	311	309
Class B common stock, $0.01 par value, 50,000,000 shares authorized,
23,401,726 shares as of September 30, 2012 and December 31, 2011, issued and outstanding;
convertible into an equal number of shares of class A or class C common stock	235	235
Class C common stock, $0.01 par value, 50,000,000 shares authorized,
2 shares as of September 30, 2012 and December 31, 2011, issued and outstanding;
convertible into an equal number of shares of class A common stock	-	-
Treasury stock, 4,947,659 and 1,637,818 shares of class A common stock as of
September 30, 2012 and December 31, 2011, respectively, at cost	(21,984)	(10,598)
Additional paid-in capital	1,127,497	1,121,589
Accumulated deficit	(1,106,347)	(1,157,390)
Accumulated other comprehensive loss	(37,993)	(38,777)
Total stockholders' deficit	(38,281)	(84,632)
Total liabilities, redeemable noncontrolling interest and stockholders' deficit	$864,418	$1,081,944

LIN TV Corp.
Consolidated Statements of Cash Flows
(unaudited)
	Nine Months Ended September,
	2012	2011
	(in thousands)
OPERATING ACTIVITIES:
Net income	$50,562	$5,768
Loss (income) from discontinued operations	1,018	(253)
Gain on the sale of discontinued operations	(11,389)	-
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	20,234	19,153
Amortization of intangible assets	1,462	781
Amortization of financing costs and note discounts	1,746	2,858
Amortization of program rights	16,212	16,192
Cash payments for programming	(17,202)	(18,782)
Loss on extinguishment of debt	871	192
Gain on derivative instruments	-	(1,768)
Share of loss in equity investments	4,309	4,238
Deferred income taxes, net	23,256	12,578
Stock-based compensation	5,308	4,856
(Gain) loss from asset dispositions	(12)	409
Other, net	1,293	593
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(6,371)	2,459
Other assets	(1,634)	(271)
Accounts payable	(3,730)	586
Accrued interest expense	1,865	11,049
Other liabilities and accrued expenses	121	(5,734)
Net cash provided by operating activities, continuing operations	87,919	54,904
Net cash used in operating activities, discontinued operations	(2,736)	(237)
Net cash provided by operating activities	85,183	54,667

INVESTING ACTIVITIES:
Capital expenditures	(19,337)	(11,588)
Change in restricted cash	255,159	-
Payments for business combinations, net of cash acquired	(34,325)	(5,244)
Proceeds from the sale of assets	62	48
Payments on derivative instruments	-	(1,822)
Shortfall loans to joint venture with NBCUniversal	(2,292)	(1,408)
Other investments, net	-	(250)
Net cash provided by (used in) investing activities, continuing operations	199,267	(20,264)
Net cash provided by (used in) investing activities, discontinued operations	29,520	(94)
Net cash provided by (used in) investing activities	228,787	(20,358)

FINANCING ACTIVITIES:
Net proceeds from exercises of employee and director stock-based compensation	652	673
Proceeds from borrowings on long-term debt	20,000	920
Principal payments on long-term debt	(308,128)	(9,666)
Payment of long-term debt issue costs	(359)	(310)
Treasury stock purchased	(11,386)	-
Net cash used in financing activities	(299,221)	(8,383)

Net increase in cash and cash equivalents	14,749	25,926
Cash and cash equivalents at the beginning of the period	18,057	11,648
Cash and cash equivalents at the end of the period	$32,806	$37,574